Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2019, relating to the consolidated financial statements of Arvinas, Inc. appearing in the Annual Report on Form 10-K of Arvinas, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Base Prospectus and in the Equity Distribution Agreement Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
October 1, 2019